CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made this day of February 21, 2007, by and between World Am, Inc., a publicly traded Nevada corporation having an address for the purposes of this Agreement of 4040 MacArthur Blvd. Suite 240, Newport Beach, California 92660 (“World Am”), and RAH Consulting, Group Inc., a business consulting firm, having an address of 2316 Port Durness Place, Newport Beach, CA 92660 (“RAH”).

Whereas:

RAH provides Chairman of the Board and Chief Executive Officer services (“Services”) for publicly traded technology companies and desires to offer such Services to World Am;

And, World Am desires to retain RAH to provide such Services.

Therefore, the parties agree as follows:

1. ENGAGEMENT. World Am hereby engages and retains RAH, for the period from January 1, 2007 through December 31, 2007, to serve as World Am’s Chairman of the Board and Chief Executive Officer. RAH shall perform all duties and responsibilities normally attributed to the Chairman of the Board and Chief Executive Officer positions of a publicly traded company. RAH accepts such engagement and agrees to render the Services in accordance with the terms and conditions set forth in this Agreement.

2. PERFORMANCE OF SERVICES. The manner and means by which the Services are to be performed and the specific hours to be worked shall be determined by RAH, but RAH agrees to furnish the Services to World Am in a professional manner. World Am shall rely on RAH to assign as many hours as may be reasonably necessary to fulfil RAH’s obligations under this Agreement. In performing the Services, RAH shall serve under and report directly to the World Am Board of Directors.

3. COMPENSATION. In consideration of Services rendered, World Am shall pay RAH a fee of $8,000 per month, in cash or stock, at World Am’s discretion. RAH shall also be eligible to participate in World Am’s Directors, Officers, and Employees Stock Option Plan, when and if implemented.

4. EXPENSE REIMBURSEMENT. World Am shall reimburse RAH for all reasonable business expenses incurred while performing Services. In addition, healthcare insurance premiums for RAH’s appointed consultant shall be paid by World Am.

5. TERM/TERMINATION. This Agreement shall remain in effect until terminated by either party as of the date set forth in a written notice to the other party delivered in accordance with the notice provisions of this Agreement at least 30 days prior to such date. In the event of the termination of this Agreement, any accrued but unpaid fees set forth in Section 3 of this Agreement shall be paid within ten days of the effective date of such termination.

6. RELATIONSHIP OF PARTIES. It is understood by the parties that RAH’s appointed consultant is an independent contractor with respect to World Am, and not an employee of World Am.

7. DISCLOSURE. RAH shall promptly disclose to World Am any outside activities, interests or investments, including ownership or participation in the development of prior inventions, that conflict or may conflict with the best interests of World Am.

8. INDEMNIFICATION. World Am agrees to indemnify and hold RAH harmless from all claims, losses, expenses, fees (including attorney fees), costs, and judgments that may be asserted against World Am in connection with, or as a result of, the acts or omissions of RAH and its appointed consultant, or any of its agents.

9. ASSIGNMENT. RAH’s obligations under this Agreement may not be assigned or transferred to any other person, firm, or corporation without the prior written consent of World Am.

10. CONFIDENTIALITY.

(a) Proprietary Information. RAH acknowledges that World Am owns and will own, and has developed and will develop, proprietary information concerning its business, its products and its customers and clients that derives value by not being generally known to the public or World Am’s competitors. Such information (which is referred to herein as “Proprietary Information”) includes, among other things, technical information, algorithms, techniques, product plans, product ideas, inventions, improvements, trade secrets, know-how and other intellectual property as well as customer lists, financial information, marketing plans, systems, manuals, training materials, forecasts, and business strategies. RAH shall, at all times, both during the work at World Am and thereafter, keep all Proprietary Information in confidence and trust and shall not use any Proprietary Information or anything relating to it without the written consent of World Am, except as may be necessary in the ordinary course of performing duties for World Am.

(b) Company Property. RAH recognizes that all Proprietary Information, however stored or memorialized, including those documents and items which RAH may have developed or contributed to developing in providing the Services, and all keys, access codes, marketing materials, samples, recordings, notes, tools, documents, records, apparatus and other equipment or property which World Am provides to or makes available to RAH employees or agents, are the sole property of World Am. RAH shall use such property solely for the benefit of World Am and for no other purpose. Upon the termination of RAH’s engagement with World Am, RAH shall (i) refrain from taking any such property from World Am’s premises, (ii) immediately return to World Am any such property which may be in RAH’s possession or control (including any and all copies thereof) and (iii) certify in writing that RAH has complied with this Section 12(b).

(c) Third Party Information. RAH recognizes that World Am has received and in the future will receive confidential or proprietary information from third parties subject to a duty on World Am’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. RAH agrees to, and agrees to cause its employees and agents, if any, to, hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out duties for World Am consistent with World Am’s agreement with such third party.

(d)  Limitation. The obligations of RAH to keep Proprietary Information confidential shall not apply to information which (a) becomes publicly known through no breach of this Agreement by RAH; (b) was rightfully in RAH’s possession prior to disclosure by the disclosing party and is not used in connection with providing the Services; or (c) is or was developed independently by RAH without the use of or reference to any Proprietary Information and without violation of any confidentiality restriction and is not used in connection with providing the Services.

11. NONCOMPETITION. RAH agrees that, during the term of this Agreement, RAH shall not, without the prior written consent of World Am, directly or indirectly compete with, or own or acquire an equity interest in, or participate in the ownership or management of, any business that competes or intends to compete with, World Am in the development, production, marketing or servicing of any service or product (i) with which RAH is involved during the course of his relationship with World Am, or (ii) wh1ch World Am is developing, producing, marketing or servicing or plans to develop, produce, market or service and of which RAH gains any knowledge during the course of his relationship with World Am; provided that the foregoing prohibition shall not include ownership by RAH (either directly or indirectly through ownership of an interest in a mutual fund or similar investment vehicle) of less than two percent (2%) of the outstanding stock of a publicly traded corporation.

12. NONSOLICITATION.

(a) No Soliciting of Employees. RAH agrees that during the term of this Agreement and for a period of 12 months immediately following the termination of RAH’s relationship with World Am for any reason, RAH shall not directly or indirectly solicit, induce, recruit or encourage any of World Am’s employees, consultants, contractors, agents or representatives to leave their employment or engagement with World Am, or attempt to solicit, induce, recruit, encourage or take away employees, consultants, contractors, agents or representatives of World Am, either for RAH or for any other person or entity.

(b) No Soliciting of Customers. RAH agrees that during the term of this Agreement and for a period of 12 months immediately following the termination of RAH’s engagement with World Am for any reason, RAH shall not call on, solicit or service any customer, supplier, licensee, licensor, consultant, or other trade related business relation of World Am in order to induce or attempt to induce such person or entity to cease doing business with World Am, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, consultant or other trade related business relation and World Am (including, without limitation, making any disparaging statements or communications about World Am).

13. OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS. RAH acknowledges that all Services rendered by RAH and all rights in the results and proceeds of such Services, including, without limitation, all copyrights, trademarks and any other intellectual property rights, shall be the sole and separate property of World Am.

14. ENFORCEABILITY. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of California or in a California state court, this being in addition to any other remedy to which they are entitled at law or in equity.

15. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed to applicable party at the address set forth for it in the first paragraph of this Agreement or at such other address as such party may designate by providing written notice in the manner set forth above.

16. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties with respect to the matters contemplated hereby and there are no other promises or conditions in any other agreement whether oral or written with respect to such matters. This Agreement supersedes any prior written or oral agreements between the parties with respect to such matters.

17. AMENDMENT. This Agreement may be modified or amended only if the amendment is made in writing and is signed by both parties.

18. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

19. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of California, without regard to the choice of law provisions thereof.

20. ARBITRATION. Except to the extent that a party is entitled to seek injunctive or other equitable relief, any controversy or claim arising out of or relating to this Agreement shall be settled by binding arbitration before a single arbitrator in accordance with the then-existing rules for commercial arbitration of the American Arbitration Association, and judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Any arbitration shall be held in Orange County, California. The costs of such arbitration and the attorneys’ fees and other experts’ fees and related costs of all parties shall be borne by the party against whom the arbitrator rules.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

World Am, Inc.	RAH Consulting Group, Inc.

By: /s/ James R. Largent	By: /s/ Robert A. Hovee
James R. Largent	Robert A. Hovee, CEO
World Am Inc. Director

By: /s/ David J. Barnes
David J. Barnes
World Am Inc., Director